UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) December 13, 2023

GE HEALTHCARE TECHNOLOGIES INC.
(Exact name of registrant as specified in its charter)

Delaware			001-41528	88-2515116
(State or other jurisdiction of incorporation)			(Commission File Number)	(IRS Employer Identification No.)

500 W. Monroe Street	Chicago,	IL		60661
(Address of principal executive offices)				(Zip Code)

(Registrant’s telephone number, including area code) (833) 735-1139

______________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	GEHC	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 13(a) of the Exchange Act.	☐

Item 1.01 Entry into a Material Definitive Agreement.

On December 13, 2023, GE HealthCare Technologies Inc. (the “Company”) entered into a 364-Day Revolving Credit Agreement (the “364-Day Revolving Credit Agreement”) among the Company, Citibank, N.A., as administrative agent, and the lenders named therein (the “Lenders”), which provides for a 364-day senior unsecured revolving credit facility in an aggregate committed amount of $1.0 billion.

Borrowings under the 364-Day Revolving Credit Agreement are available in U.S. dollars and Euros. The credit facility provided under the 364-Day Revolving Credit Agreement will mature on December 11, 2024.

The interest rate applicable to loans under the 364-Day Revolving Credit Agreement is (x) with respect to borrowings in U.S. dollars, at the Company’s option, equal to either an alternate base rate or an adjusted Term SOFR rate for a one-, three- or six-month interest period and (y) with respect to borrowings in Euros, the EURIBOR rate for a one-, three- or six-month interest period, in each case, plus an applicable margin. The applicable margin payable on borrowings will be determined by reference to a pricing schedule based on the Company’s senior unsecured long-term debt ratings. In addition, the Company will pay customary facility fees based on the commitments of the Lenders under the 364-Day Revolving Credit Agreement.

The Company may voluntarily prepay borrowings under the 364-Day Revolving Credit Agreement without premium or penalty, subject to customary breakage costs with respect to loans bearing interest by reference to the applicable adjusted Term SOFR rate or the EURIBOR rate. The Company may also voluntarily reduce the commitments under the 364-Day Revolving Credit Agreement, in whole or in part, subject to certain minimum reduction amounts.

The 364-Day Revolving Credit Agreement includes various customary covenants that limit, among other things, the Company’s incurrence of liens, entry into certain fundamental change transactions, and maximum permitted leverage ratio, and the incurrence of indebtedness by subsidiaries of the Company. The covenants in the 364-Day Revolving Credit Agreement are consistent with those in the Company’s five-year revolving facility and term loan facility. The 364-Day Revolving Credit Agreement also includes customary events of default, including with respect to a failure to make timely payments under the 364-Day Revolving Credit Agreement, violation of covenants, material inaccuracy of representations and warranties, acceleration of other material indebtedness, certain bankruptcy and insolvency events, unsatisfied material judgments and change of control.

The foregoing description of the 364-Day Revolving Credit Agreement does not purport to be a complete statement of the parties’ rights and obligations under the 364-Day Revolving Credit Agreement and the foregoing is qualified in its entirety by reference to the full text of the 364-Day Revolving Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement.

On December 13, 2023, in connection with its entry into the 364-Day Revolving Credit Agreement, the Company terminated the 364-Day Revolving Credit Agreement, dated as of November 4, 2022, among the Company, Citibank, N.A., as administrative agent, and the lenders named therein, which provided for a $1.0 billion 364-day senior unsecured revolving credit facility that was scheduled to mature on January 2, 2024. No termination penalties were incurred as a result of such termination.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description
10.1	364-Day Revolving Credit Agreement, dated as of December 13, 2023, among GE HealthCare Technologies Inc., the lenders party thereto, and Citibank, N.A., as Administrative Agent.
104	The cover page of this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GE HealthCare Technologies Inc.
(Registrant)

Date: December 15, 2023	/s/ James K. Saccaro
James K. Saccaro, Vice President & Chief Financial Officer (authorized signatory)